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                                                                     EXHIBIT 2.3



                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT

               AGREEMENT, dated as of this 11th day of March, 1996, by and between Cooper Life Sciences, Inc. (formerly named Cooper Lasersonics, Inc.), a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation, as successor Rights Agent (the "Rights Agent").

                              W I T N E S S E T H :

               WHEREAS, the Company and The First National Bank of Boston, a national banking association (the "Bank of Boston"), are the parties to the Rights Agreement dated January 7, 1988, as amended by Amendment No. 1 to Rights Agreement dated January
17, 1991, and Amendment No. 2 to Rights Agreement dated as of April 8, 1992 (the "Rights Agreement"); and
               WHEREAS, the Bank of Boston has heretofore been succeeded by American Stock Transfer & Trust Company as Rights
Agent under the Rights Agreement; and
               WHEREAS, in compliance with the provisions of Section 26 of the Rights Agreement, the Board of Directors of the Company has duly determined that it is in the best interests of the Company and its stockholders to effect the amendment to the Rights Agreement which is hereinafter set forth; and





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               WHEREAS, in accordance with the provisions of Section
26 of the Rights Agreement, said amendments were duly adopted by the Board of Directors of the Company on February 20, 1996.
               NOW, THEREFORE, in consideration of the covenants herein and in the Rights Agreement contained, the parties hereto hereby agree as follows:
               1.     Amendments.
                       1.1 Definition of "Beneficial Owner". Section 1(c) of the Rights Agreement is hereby amended by the addition of a new clause (v), reading in its entirety as follows:

                      " (v) Anything in this Section 1(c) contained to the contrary notwithstanding, any Common Stock or rights to acquire Common Stock of the Company which are directly or indirectly acquired by Mr. Moses Marx or any of his Affiliates or Associates from the Estate of Mel Schnell or any of its Affiliates or Associates shall not be deemed to be beneficially owned by the acquiring Person or Persons; provided, however, that the provisions of this clause (v) shall not inure to the benefit of any transferee of such securities."

                      1.2    Legend.  The legend which is set forth in
Section 3(c) of the Rights Agreement is hereby amended to read in its entirety as follows:

                      "This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement dated as of January 7, 1988, as amended (the "Rights Agreement"), between Cooper Life Sciences, Inc. (the "Company") and American Stock Transfer & Trust Company, as successor Rights Agent (the "Rights Agent"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company and the Rights Agent. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this





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                      certificate a copy of the Rights Agreement, as in
                      effect on the date of mailing, without charge, promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an acquiring Person or any affiliate or associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void. The Rights shall not be exercisable, and shall be void so long as held, by a holder in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the Right in such jurisdiction shall not have been obtained or be obtainable."
               2. Rights Agreement Reconfirmed. Except as expressly modified hereby, the Rights Agreement shall continue in full force and effect in accordance with its terms and is hereby
ratified and confirmed.
               3.  Execution by Rights Agent.   In executing and
delivering this Agreement, the Rights Agent shall be entitled to all privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.
               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            COOPER LIFE SCIENCES, INC.


                                            By:  /s/ Steven Rosenberg
                                                 ---------------------------
                                                   Name:  Steven Rosenberg
                                                   Title: Vice President

                                            AMERICAN STOCK TRANSFER & TRUST
                                             COMPANY


                                            By:  /s/ Herbert J. Lemmer
                                                 ---------------------------
                                                   Name:  Herbert J. Lemmer
                                                   Title  Vice President

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